Exhibit 3.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

EXECUTION VERSION

AMENDED AND RESTATED

OPERATING AGREEMENT OF

PANDION THERAPEUTICS HOLDCO LLC

MARCH 23, 2020

i

	5.05	Capital Accounts Upon Forfeiture of Shares	28

	5.06	Adjustment Upon Exercise of Compensatory Options	28

	5.07	Adjustment Upon Exercise of Noncompensatory Options	28

Article VI	Member Voting		28

	6.01	Meetings	28

	6.02	General Voting Rights	31

	6.03	Preferred Protective Provisions	31

Article VII	Management		33

	7.01	General	33

	7.02	Binding the Company	33

	7.03	Directors	33

	7.04	Interpretation of Rights and Duties of Members and Directors	36

	7.05	Indemnification and Exculpation	37

	7.06	Excluded Opportunities	37

	7.07	Officers	37

	7.08	Contracts with Members, Directors and Officers	38

	7.09	Successor Indemnification	39

Article VIII	Fiscal Matters		39

	8.01	Tax Reports	39

	8.02	Fiscal Year	40

	8.03	Partnership Representative	40

	8.04	Taxation as Partnership	41

	8.05	Unrelated Business Taxable Income	41

	8.06	United States Trade or Business; Commercial Activities	41

Article IX	Transfers of Interests		41

	9.01	General Restrictions on Transfer of Interests by Members	41

Article X	Redemption		44

	10.01	General	44

	10.02	Redemption Notice	44

	10.03	Surrender of Certificates; Payment	45

	10.04	Rights Subsequent to Redemption	45

Article XI	Special Mandatory Conversion		45

	11.01	Trigger Event	45

	11.02	Procedural Requirements	46

ii

Article XII	Dissolution; Liquidation; Conversion		46

	12.01	Events Causing Dissolution	46

	12.02	Procedures on Dissolution	47

	12.03	Distributions Upon Liquidation	47

	12.04	Conversion to a Corporation	48

Article XIII	General Provisions		49

	13.01	Notices	49

	13.02	Interpretation	49

	13.03	Binding Provisions	49

	13.04	Governing Law	49

	13.05	Consent to Jurisdiction	49

	13.06	Counterparts	50

	13.07	Separability of Provisions	50

	13.08	Amendments	50

	13.09	Third Party Beneficiaries	52

	13.10	Entire Agreement	52

	13.11	Waiver of Partition	53

	13.12	Counsel to the Company	53

iii

PANDION THERAPEUTICS HOLDCO LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT of PANDION THERAPEUTICS HOLDCO LLC, a Delaware limited liability company (the “Company”), dated as of March 20, 2020 (the “Agreement Date”), is by and among the Company and the Members (as defined below).

Introduction

WHEREAS, the Company was formed as a limited liability company under the Act by the filing on December 31, 2018 (the “Filing Date”), of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware (such Certificate of Formation, as amended from time to time in accordance with the Act, the “Certificate”);

WHEREAS, the Company and the Members are parties to that certain Operating Agreement, dated as of January 1, 2019, as amended (the “Prior Agreement”);

WHEREAS, certain of the Members are purchasing from the Company shares of Series B Preferred Shares pursuant to that certain Series B Preferred Shares Purchase Agreement, of even date herewith, by and among the Company and the Members named therein, as amended and/or restated from time to time (the “Series B Preferred Shares Purchase Agreement”); and

WHEREAS, the Company and the Members desire to enter into this Operating Agreement to amend and restate the Prior Agreement and set out certain of their respective rights, obligations and duties with respect to the Company and its business, management and operations.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

“Act” means the Delaware Limited Liability Company Act, as in effect at the time of the filing of the Certificate with the Office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time.

“Additional Common Shares” has the meaning set forth in Section 3.07(f)(i).

“Adjusted Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, manager, managing member, officer, director, trustee, member or employee of such Person and any venture capital fund, private investment vehicle, registered investment company or other investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members or investment advisor of, or shares the same management or advisory company, ultimate beneficial owner or investment advisor with, such Person. Notwithstanding anything to the contrary in this paragraph, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) shall not be deemed as Affiliates of Roche Finance Ltd (“Roche”) unless Roche provides written notice to the Company of its desire to include Chugai and/or its respective subsidiaries (as applicable) as Affiliate(s) of Roche.

“Agreement” means this Operating Agreement as it may be amended, supplemented and/or restated from time to time, in accordance with the terms hereof.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Board of Directors” means the governing body of the Company designated as such and described in Article VII.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Massachusetts.

“Capital Account” means a separate account maintained for each Member and adjusted in accordance with Treasury Regulations under Section 704 of the Code. To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

(i) There shall be credited to each Member’s Capital Account the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such Member to the capital of the Company, the fair market value (without regard to Code Section 7701(g)) of any property contributed by such Member to the capital of the Company net of any liabilities the Company is considered to assume or take subject to, the amount of any liabilities of the Company assumed by the Member, and such Member’s share of the Net Profits of the Company and of any items in the nature of income or gain separately allocated to the Members.

(ii) There shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value (without regard to Code Section 7701(g)) of any property distributed to such Member by the Company net of liabilities that such Member is considered to assume or take subject to, the amount of any liabilities of the Member assumed by the Company, and such Member’s share of the Net Losses of the Company and of any items in the nature of loss or deduction separately allocated to the Members.

(iii) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Carrying Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Carrying Values of all assets held by the Company shall be adjusted to equal their respective gross fair market values (taking into account Code Section 7701(g) and Treasury Regulation Section 1.704-1(b)(2)(iv)(h) (relating to “noncompensatory options”)) upon an election by the Company to revalue its property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) or 1.704-1(b)(2)(iv)(s) or at such other times as may be allowed or required under applicable Treasury Regulations. The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g). The aggregate Carrying Value of all the assets of the Company shall be adjusted immediately prior to the issuance of the Series B Preferred Shares to a value determined by the Board of Directors promptly after the date hereof and adopted by resolution of the Board of Directors.

“Cause” shall have, if the Service Provider is party to an employment, consulting or severance agreement with the Company or any Affiliate of the Company that contains a definition of “cause” for termination of service, the meaning ascribed to such term in such agreement. Otherwise, “Cause” means willful misconduct by the Service Provider or willful failure by the Service Provider to perform his or her responsibilities to the Company or an Affiliate of the Company (including, without limitation, breach by the Service Provider of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Service Recipient and the Company or an Affiliate of the Company), as determined by the Company, which determination shall be conclusive. The Service Provider’s service relationship shall be considered to have been terminated for “Cause” if the Company determines that termination for Cause was warranted within 30 days after the Service Provider’s termination of service, provided that with respect to a breach of any provision of a nondisclosure agreement between the Service Recipient and the Company or an Affiliate of the Company, the Company makes such determination within 180 days after the Service Provider’s termination of service.

“Certificate” has the meaning set forth in the first introductory paragraph of this Agreement.

“Change in Control” means:

(a) a merger or consolidation in which

(i) the Company is a constituent party or

(ii) a Subsidiary of the Company is a constituent party and the Company issues shares of its equity interests pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a Subsidiary of the Company in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares or equity interests that represent, immediately following such merger or consolidation, a majority, by voting power, of the shares or equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned Subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of the Company of all or substantially all the assets of the Company and its Subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Members” means Members holding Common Shares with respect to such ownership of Common Shares.

“Common Shares” has the meaning set forth in Section 3.01.

“Company Counsel” has the meaning set forth in Section 13.12.

“Conversion Date” has the meaning set forth in Section 3.07(b).

“Conversion Price” has the meaning set forth in Section 3.07(a).

“Conversion Rate” has the meaning set forth in Section 3.07(a).

“Conversion Shares” means the Series A Conversion Shares, the Series A Prime Conversion Shares and the Series B Conversion Shares.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

“Corporation” has the meaning set forth in Section 12.04(a).

“Covered Persons” has the meaning set forth in Section 7.06.

“DGCL” means the Delaware General Corporation Law, 8 Del. Code § 101 et seq., as the same may be amended from time to time.

“Director” means any individual elected by the required Members to serve as a Director on the Board of Directors in accordance with the provisions of this Agreement, for so long as such individual continues to serve in such capacity.

“Eligible Shares” means, as of the date of determination, each (i) outstanding Incentive Share that has a Floor Amount equal to or less than the aggregate amount of distributions made in respect of a Common Share pursuant to Section 4.01(b) (including, for the avoidance of doubt, distributions made pursuant to Section 4.02 that are treated as advances with respect to Section 4.01(b)) on or after the date of issuance of such Incentive Share through and including the time of determination and (ii) outstanding Common Share. If a distribution is made pursuant to a clause of Section 4.01(b) and as the result, the aggregate distributions made in respect of a Common Share during the relevant period exceeds the Floor Amount of one or more Series of Incentive Shares, the distribution shall be treated as two or more distributions, with the first distribution being the portion of such distribution that results in the aggregate relevant distributions being no greater than the lowest Floor Amount and each subsequent distribution being no greater than the next lowest Floor Amount until the Floor Amount of each Series of Incentive Shares has been distributed. An Incentive Share shall be an Eligible Share with respect to a portion of a distribution once the foregoing test is satisfied from the other portion of the distribution.

“Equity Securities” means all shares of equity interests of the Company, all securities convertible or exchangeable for shares of equity interests of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such equity interests, including any stock appreciation or similar rights, contractual or otherwise.

“Excepted Issuances” has the meaning set forth in Section 3.07(f)(i).

“Excluded Opportunity” has the meaning set forth in Section 7.06.

“Filing Date” has the meaning set forth in the preamble of this Agreement.

“Floor Amount” means with respect to each Incentive Share, either (x) the aggregate amount determined immediately before the issuance of such Incentive Share that would be distributed with respect to a Common Share assuming the Company sold all of its assets for their fair market value for cash, paid all of its liabilities and distributed the remaining proceeds to the Members in accordance with Section 4.01(b) or (y) such other amount as determined in good faith by the Board of Directors and set forth at the time of the issuance of such Incentive Share; provided, however, that the Board of Directors may appropriately adjust the Floor Amount of any Incentive Share upon any share split, reverse share split or other restructuring of the equity of the Company or other transaction affecting the equity of the Company, to the extent needed to preserve the economics of the relevant Series of Incentive Shares and to prevent unintended tax consequences to the holder of such Series of Incentive Shares.

“Governance Documents” has the meaning set forth in Section 13.10.

“Governmental Authority” means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Imputed Underpayment” has the meaning set forth in Section 8.03(b).

“Incentive Members” means Members holding Incentive Shares with respect to such ownership of Incentive Shares.

“Incentive Share” means Shares of the Company intended to meet the definition of a “profits interest” in I.R.S. Revenue Procedures 93-27 and 2001-43. To the extent any Incentive Shares fail to meet the definition of a “profits interest,” neither the Company nor any other Member shall have any liability to the recipient of such Incentives Share with respect to such failure.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of the Agreement Date, by and among the Company and the Preferred Members, as amended and/or restated from time to time.

“JDRF” means JDRF T1D Fund, LLC.

“JDRF Note” or “JDRF Notes” means one or more convertible promissory notes, the first of which was initially issued by the Predecessor Entity to JDRF pursuant to the JDRF Purchase Agreement.

“JDRF Purchase Agreement” means the Note Purchase Agreement, dated December 4, 2018, by and between JDRF and the Predecessor Entity, as amended by that certain Omnibus Amendment and Assignment dated as of January 1, 2019, by and among the Predecessor Entity, the Company and JDRF.

“Liquidation Value Procedure” has the meaning set forth in Section 13.08(c).

“Member” shall refer severally to (A) any Person named as a Member on the Schedule of Members, (B) any Person who becomes an additional, substitute or replacement Member as permitted by this Agreement, in such Person’s capacity as a Member of the Company or (C) solely for purposes of Article V, Article VIII, Sections 12.04, 13.08(b), (c) and (d) and any relevant defined terms needed for such Articles (including the maintenance of Capital Accounts) any Person who is treated as a partner with respect to the Company for purposes of the Code. “Members” shall refer collectively to all such Persons in their capacities as Members.

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) computed with the following adjustments:

(i) Items of gain, loss, and deduction (including depreciation, amortization or other cost recovery deductions) shall be computed based upon the Carrying Values of the Company’s assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes;

(ii) Any tax-exempt income received by the Company shall be included as an item of gross income;

(iii) The amount of any adjustment to the Carrying Value of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code that is required to be reflected in the Capital Accounts of the Members pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment is positive) or loss (if the adjustment is negative), and only such amount of the adjustment shall thereafter be taken into account in computing items of income and deduction;

(iv) Any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

(v) The amount of items of income, gain, loss or deduction specially allocated to any Members pursuant to Section 5.02 shall not be included in the computation;

(vi) The amount of any unrealized gain or unrealized loss attributable to an asset at the time it is distributed in kind to a Member (such gain or loss determined as if the Company had sold the asset at its fair market value (taking Code Section 7701(g) into account)) shall be included in the computation as an item of income or loss, respectively; and

(vii) The amount of any unrealized gain or unrealized loss with respect to the assets of the Company that is reflected in an adjustment to the Carrying Value of the Company’s assets pursuant to clause (ii) of the definition of “Carrying Value” shall be included in the computation as items of income or loss, respectively.

“Officer” has the meaning set forth in Section 7.07(a).

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares, Incentive Shares, Convertible Securities or other equity interests.

“Original Issue Price” shall mean (i) with respect to Series A Preferred Shares, $1.147 per Series A Preferred Share (as adjusted for dividends, splits, combinations, recapitalizations or the like), (ii) with respect to Series A Prime Preferred Shares, $2.294 per Series A Prime Preferred Share (as adjusted for dividends, splits, combinations, recapitalizations or the like) and (iii) with respect to Series B Preferred Shares, $2.0878 per Series B Preferred Share (as adjusted for dividends, splits, combinations, recapitalizations or the like).

“Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“[**]” means a protein having the sequence of: [**].

“[**]” means a protein having the sequence of: [**].

“Predecessor Entity” means Pandion Therapeutics, Inc.

“Preferred Contribution Amount” means, for each Preferred Member, an amount equal to the aggregate capital contributions made by such Member to the Company with respect of such Member’s Preferred Shares as of the Agreement Date and as required after the Agreement Date pursuant to Subsection 1.1(b) of the Series B Preferred Shares Purchase Agreement. With respect to the Preferred Shares issued upon conversion of the JDRF Notes, Preferred Contribution Amount means an amount equal to the Conversion Amount (as defined in the JDRF Notes) at the time of the conversion of the JDRF Notes into Preferred Shares. The Preferred Contribution Amount for each Preferred Member is set forth in the Schedule of Members.

“Preferred Members” means the Members holding Preferred Shares with respect to such ownership of Preferred Shares.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A Prime Preferred Shares and the Series B Preferred Shares.

“PT101 Asset” means the pharmaceutical product containing, as its sole active ingredient, a protein that is either [**] or [**] that is not linked, either directly or indirectly, to a Targeting Moiety.

“Qualified IPO” means the closing of the sale of Common Shares to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in aggregate gross proceeds to the Company of not less than fifty million dollars ($50,000,000) and a per share price of not less than $3.441 (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Common Shares).

“Redemption Date” has the meaning set forth in Section 10.01.

“Redemption Notice” has the meaning set forth in Section 10.02.

“Redemption Price” means the excess, if any of the sum of (i) the Unpaid Preferred Contribution Amount, plus (ii) an amount representing 10% per annum (simple interest) on the Unpaid Contribution Amount from time to time commencing as of the date of issuance of the applicable Preferred Shares in the Predecessor Entity and ending on the date of any Redemption Request.

“Redemption Request” has the meaning set forth in Section 10.01.

“Requisite Majority” means holders of a majority of the outstanding Preferred Shares (voting together as a single class on an as-converted basis).

“Restricted Share Agreement” has the meaning set forth in Section 3.06(b).

“Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the Agreement Date, by and among the Company and the Members, as amended and/or restated from time to time.

“Schedule of Members” means the Schedule of Members of the Company as maintained by the Board of Directors on behalf of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series” has the meaning set forth in Section 3.06(a).

“Series A Conversion Shares” means the Common Shares issued or, if applicable, issuable to the holders of Series A Preferred Shares outstanding upon conversion of their Shares pursuant to the terms of Section 3.07.

“Series A Preferred Shares” has the meaning set forth in Section 3.01.

“Series A Prime Conversion Shares” means the Common Shares issued or, if applicable, issuable to the holders of Series A Preferred Prime Shares outstanding upon conversion of their Shares pursuant to the terms of Section 3.07.

“Series A Prime Preferred Shares” has the meaning set forth in Section 3.01.

“Series B Conversion Shares” means the Common Shares issued or, if applicable, issuable to the holders of Series B Preferred Shares outstanding upon conversion of their Shares pursuant to the terms of Section 3.07.

“Series B Preferred Shares” has the meaning set forth in Section 3.01.

“Series B Preferred Shares Purchase Agreement” has the meaning set forth in the recitals.

“Service Provider” means an employee, Officer, Director, consultant, advisor or other Person performing services for the Company or a subsidiary of the Company.

“Shares” means the Preferred Shares, Common Shares and the Incentive Shares.

“Subsidiary” means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

“Target Balance” means, for each Member at any point in time, either (i) a positive amount equal to the net amount, if any, the Member would be entitled to receive or (ii) a negative amount equal to the net amount the Member would be required to pay or contribute to the Company or to any third party, assuming, in each case that (A) the Company sold all of its assets for an aggregate purchase price equal to their aggregate Carrying Value (assuming for this purpose only that the Carrying Value of any asset that secures a liability that is treated as “nonrecourse” for purposes of Treasury Regulation Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulation Section 1.704-2(d)(2)); (B) all liabilities of the Company were paid in accordance with their terms from the amounts specified in clause (A) of this sentence; (C) any Member that was obligated to contribute any amount to the Company pursuant to this Agreement or otherwise (including the amount a Member would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the Company) contributed such amount to the Company; (D) all liabilities of the Company that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the Company was distributed in accordance with Section 4.01(b), including taking into account any agreements or arrangements treated as equity for tax purposes (treating any unvested Shares as fully vested Shares for this purpose).

“Tax Rate” means the highest combined marginal rate of federal, state and local income tax plus the Medicare tax on net investment income imposed by Section 1411 of the Code, if any (taking into account the deduction of state taxes against federal taxable income and the character of the gain), applicable to individuals or corporations resident in New York City, New York as determined by the Board of Directors, in consultation with the Company’s accountants, in its reasonable discretion. For the avoidance of doubt, the same Tax Rate shall apply to each Member for purposes of determining any distributions made pursuant to Section 4.02.

“Taxable Income” means with respect to any taxable year, (i) the net taxable income or gain of the Company that was allocated to such Member, minus (ii) any net taxable losses allocated to such Member for any previous taxable year, to the extent such amounts have not reduced taxable income for a previous taxable year.

“Targeting Moiety” means molecule or assemblage of molecules, other than a Fc polypeptide, that binds to a molecule on a tissue, cell or organ.

“Unpaid Preferred Contribution Amount” means for each Preferred Member, as of any time, the excess, if any, of such Member’s Preferred Contribution Amount over the aggregate amount of distributions made to such Member with respect to the Preferred Shares pursuant to Section 4.01(b).

“Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of the Agreement Date, by and among the Company and the Members, as amended and/or restated from time to time.

“Withholding Payment” has the meaning set forth in Section 4.03.

ARTICLE II

General

2.01 Name of the Limited Liability Company. The name of the Company is Pandion Therapeutics Holdco LLC. The name of the Company may be changed at any time or from time to time by the Company, with the approval of the Board of Directors, without the consent or approval of the Members.

2.02 Office of the Limited Liability Company; Agent for Service of Process. The Company’s registered office in Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19807. The name of the registered agent for service of process of the Company in Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19807. The principal place of business of the Company as of the Agreement Date is c/o LabCentral, 610 Main Street, Cambridge, Massachusetts 02139.

The Company may, with the approval of the Board of Directors, change its principal place of business, or establish additional places of business of the Company, as and when required by the Company’s business and in furtherance of its purposes set forth in Section 2.04, and may appoint agents for service of process in all jurisdictions in which the Company shall conduct business. The Company may, with the approval of the Board of Directors, change from time to time its resident agent for service of process, or the location of its registered office in Delaware.

2.03 Organization and Continuation. The Company was organized on the Filing Date and shall continue in perpetuity unless terminated in accordance with Article XII. The Company shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any other applicable requirements for the organization, continuation and operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the Company shall conduct business, and shall continue to do so for so long as the Company conducts business therein.

2.04 Purposes and Powers. The Company may engage in any business or activity in which a limited liability company organized under the laws of the State of Delaware may lawfully engage and shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act (including the borrowing of money and the issuance of guarantees of indebtedness of other Persons).

2.05 Members. The name, number and Series, if applicable, of Shares held as of the Agreement Date, the Preferred Contribution Amount (if any), the Capital Account balance as of the Agreement Date and the business address of each Member are set forth on the Schedule of Members, which shall be maintained by the Company. Additional or substituted Members may be admitted to the Company, only with the approval of the Board of Directors and subject to the other provisions of this Agreement. No Member shall have any right or power to resign from the Company (except that a Member who no longer owns any Shares shall hereby cease to be a Member and a Member shall cease to be a Member upon the occurrence of any of the events specified in Section 18-304 of the Act unless otherwise determined by the Board of Directors), and no Member shall be entitled to receive any distribution from the Company (pursuant to Section 18-604 of the Act or otherwise) upon or by reason of any purported resignation from the Company. Any additional Member admitted to the Company shall agree to be bound by the terms and conditions of this Agreement by executing a counterpart signature page hereto.

2.06 Directors as Members. A Director may hold an interest in the Company as a Member, and such individual’s rights and interest as a Director shall be distinct and separate from such individual’s rights and interest as a Member.

2.07 Liability of Members. The liability of the Members for the losses, debts and obligations of the Company shall be limited to their capital contributions, if any; provided, however, that under applicable law, the Members may under certain circumstances be liable to the Company to the extent of previous distributions made to them in the event that the Company does not have sufficient assets to discharge its liabilities. Without limiting the foregoing, (i) no Member, in his, her or its capacity as a Member, shall have any liability to restore any negative balance in his, her or its Capital Account, and (ii) the failure of the Company to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

ARTICLE III

Shares; Capital Contributions; Conversion

3.01 Shares. All limited liability company interests in the Company shall be denominated in Shares, which may be Common Shares, Incentive Shares or Preferred Shares. The total number of Shares that the Company shall have authority to issue is 204,717,307 Shares, classified as (i) 51,310,614 shares of Series A Preferred Shares (the “Series A Preferred Shares”), 51,217,321 of which are issued and outstanding as of the Agreement Date, (ii) 948,225 shares of Series A Prime Preferred Shares (the “Series A Prime Preferred Shares”), 948,225 of which are issued and outstanding as of the Agreement Date, (iii) 39,275,790 shares of Series B Preferred Shares (the “Series B Preferred Shares”), 19,158,922 of which are issued and outstanding as of the Agreement Date (after giving effect to the transactions contemplated by the Series B Preferred Shares Purchase Agreement), (iv) 100,000,000 Common Shares (the “Common Shares”), 6,311,246 of which are issued and outstanding as of the Agreement Date, and (v) 13,182,678 Incentive Shares (the “Incentive Shares”), 4,827,991 of which are issued and outstanding as of the Agreement Date.

3.02 Capital Accounts. For each Member (and each permitted assignee), the Company shall establish and maintain a separate Capital Account. The Capital Account of each Member as of the Agreement Date is set forth on the Schedule of Members. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise.

3.03 Capital Contributions.

(a) Each Member has, as of the Agreement Date, contributed to the capital of the Company such amounts as set forth in the books and records of the Company.

(b) Except as otherwise provided in this Article III or in Subsection 1.1(b) of the Series B Preferred Shares Purchase Agreement, no Member shall be obligated to contribute any additional capital to the Company without the consent of such Member and the approval of the Board of Directors or permitted to contribute any additional capital without the approval of the Board of Directors and without the Company having complied with or obtained a valid waiver of Section 4 of the Investors’ Rights Agreement. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Company, including without limitation, as a result of any purported resignation of such Member from the Company, except as specifically provided in this Agreement.

3.04 Contributions of Additional Capital.

(a) With the approval of the Board of Directors and a Member, and subject to the other provisions of this Agreement, including but not limited to Section 3.03(b), such Member may contribute additional capital to the Company for any purpose related to the conduct of the business of the Company. Subject to the other provisions of this Agreement, any such contribution shall be made in an amount determined by the mutual agreement of the Company, with the approval of the Board of Directors, and the contributing Member, against issuance to such Member of the number and class and Series (if applicable) of Shares approved by the Board of Directors.

(b) The books and records of the Company shall be adjusted to reflect any additional contributions to the capital of the Company made pursuant to this Section 3.04.

3.05 Preferred Shares. The Preferred Shares shall have the voting, distribution, liquidation and other rights as set forth in this Agreement. The Preferred Shares shall be convertible into Common Shares in accordance with the terms of Section 3.07 hereof.

3.06 Incentive Shares.

(a) All Incentive Shares shall be issued in one or more series (each, a “Series”) as shall be determined by the Board of Directors. Unless otherwise determined by the Board of Directors, each Incentive Share with a different Floor Amount shall be designated as a separate Series of Incentive Shares. All Series of Incentive Shares shall have the same rights, powers and duties as all other Series of Incentive Shares, except with respect to the right to receive distributions and related payments from the Company (which shall be determined in accordance with the applicable provisions of this Agreement) and the right to vote on matters under this Agreement. The Incentive Shares shall have the voting, distribution, liquidation and other rights as set forth in this Agreement, subject to and qualified by the rights of the holders of the Common Shares and Preferred Shares set forth in this Agreement.

(b) Except as otherwise set forth in a written agreement between the Company and such Service Provider (which shall be approved by the Board of Directors), all Incentive Shares issued to a Service Provider shall be subject to (i) forfeiture or repurchase, at the lesser of original cost or fair market value, by the Company, as the case may be, in accordance with the applicable vesting schedule and (ii) with respect to vested Incentive Shares, repurchase at fair market value by the Company upon cessation of such Service Provider’s employment or other engagement by the Company or any other Affiliate of the Company for “Cause”. The Board of Directors may require a Service Provider to execute and deliver an agreement containing, among other things, restrictions with respect to such Service Provider’s ownership of Incentive Shares and the Company’s repurchase rights as set forth herein (a “Restricted Share Agreement”) as a condition of becoming a Member or otherwise being issued any Incentive Shares. Any such Restricted Share Agreement may be executed on behalf of the Company by any Officer other than the Officer who is the Member with respect to such agreement. The execution of a Restricted Share Agreement by a Member shall constitute execution of a counterpart signature page to this Agreement (and agreement to be bound by the provisions hereof) by such Member. If a Person acquires Shares in exchange for services, whether or not the Person also makes payment of property or cash for such Shares, the Company shall adjust the Carrying Value of the Company’s assets pursuant to clause (ii) of the definition of Carrying Value, unless the Company determines that such adjustment is not required for such issuance of Shares.

(c) Unless otherwise approved by the Board of Directors, the Company shall require that any Service Provider that receives an Incentive Share or other equity interest subject to forfeiture or repurchase or otherwise in connection with services provided to the Company or any of its Subsidiaries, to the extent permitted under the Code, make a timely and valid election pursuant to Section 83(b) of the Code and promptly provide the Company with a copy of such election.

(d) Upon a share split, reverse share split or other restructuring of the equity of the Company that changes the number of outstanding Common Shares, the Incentive Shares outstanding shall be similarly adjusted such that the ratio of Incentive Shares outstanding to Common Shares outstanding remains the same.

3.07 Conversion of Preferred Shares.

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”); provided, however, that each holder of Series B Preferred Shares may not exercise its Conversion Rights in advance of the Second Closing (as defined in the Series B Preferred Shares Purchase Agreement) unless approved by the holders of a majority of the Series B Preferred Shares.

(a) Conversion. Each Preferred Share shall be convertible, at the option of and without payment of additional consideration by the holder thereof, at any time after the date of issuance of such Preferred Share, into such number of Common Shares as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price for such Preferred Share (the resulting conversion rate for Preferred Shares into Common Shares is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date of conversion. The “Conversion Price” as of the Agreement Date for (i) each Series A Preferred Share shall be equal to $1.147, (ii) each Series A Prime Preferred Share shall be equal to $2.0878, and (iii) each Series B Preferred Share shall be equal to $2.0878; provided, however, that each such Conversion Price shall be subject to further adjustment as set forth in subsection 3.07(f).

(b) Exercise of Conversion Privilege. To exercise its conversion privilege, a Preferred Member shall give written notice to the Company at the principal office of the Company that such holder elects to convert such Preferred Shares. Such notice shall also state the name or names (with address or addresses) in which the Common Shares issuable upon such conversion shall be issued; provided that, if any name or names in which such Common Shares are to be issued reflect a transfer of such Preferred Shares, such transfer and issuance shall be subject to the provisions of Article IX. The date the Company receives such written notice, together with assignment, if required, shall be the “Conversion Date.” Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. Notwithstanding the foregoing, in the event of a notice of redemption of any shares of Preferred Shares pursuant to Article X, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price (as defined below) is not fully paid on such Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company or a Change in Control, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Preferred Members.

(c) Reservation of Shares. The Company shall at all times when the Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Member approval of any necessary amendment to this Agreement.

(d) Automatic Conversion. Subject to Section 12.04, upon either (i) a Qualified IPO, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding Preferred Shares (voting together as a single class), then all Preferred Shares will automatically be converted into Common Shares at the then applicable Conversion Rate (the time of the Qualified IPO or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”).

(e) Procedural Requirements. All holders of record of Preferred Shares shall be sent written notice of the Automatic Conversion Time and the place designated for automatic conversion of all such Preferred Shares pursuant to this Section 3. All rights with respect to the Preferred Shares converted pursuant to Section 3.07(d), including the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the Automatic Conversion Time, except only the rights of the holders thereof to receive the items provided for in the next sentence of this Section 3.07(e). As soon as practicable after the Automatic Conversion Time, the Company shall (i) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and (ii) pay cash as provided in Section 3.07(g) in lieu of any fraction of a share of a Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid distributions on the Preferred Shares converted. Such converted Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Preferred Shares accordingly.

(f) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 3.07(f), “Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Section 3.07(f)(iii), deemed to be issued) by the Company after the Agreement Date, other than the following securities (such securities, “Excepted Issuances”):

(1) Common Shares or securities issued or issuable upon conversion of the Preferred Shares;

(2) securities issued by reason of a Share distribution, split, split-up or similar reorganization that is covered by this Section 3.07(f);

(3) Common Shares, Incentive Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including a majority of the Preferred Directors;

(4) Common Shares, Incentive Shares or Convertible Securities actually issued upon the exercise of Options issued and outstanding as of the date hereof or Common Shares or Incentive Shares actually issued upon the conversion or exchange of Convertible Securities issued and outstanding as of the date hereof, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5) Common Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors;

(6) Common Shares, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including a majority of the Preferred Directors; or

(7) Common Shares, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including a majority of the Preferred Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Preferred Shares shall be made in respect of the issuance or deemed issuance of Additional Common Shares unless the consideration per Share (as determined pursuant to Section 3.07(f)(v)) for an Additional Common Share issued or deemed to be issued by the Company is less than the Conversion Price for such series of Preferred Shares in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Common Shares.

(1) If the Company at any time or from time to time after the Agreement Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Excepted Issuances) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares or Incentive Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Section 3.07(f)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (A) any increase or decrease in the number of Common Shares or Incentive Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of any series of Preferred Shares computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Shares as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price of any series of Preferred Shares in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of the any series of Preferred Shares that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Excepted Issuances), the issuance of which did not result in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Section 3.07(f)(iv) (either because the consideration per Additional Common Share (determined pursuant to Section 3.07(f)(v)) subject thereto was equal to or greater than the Conversion Price of any series of Preferred Shares then in effect, or because such Option or Convertible Security was issued before the Agreement Date), are revised after the Agreement Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (A) any increase in the number of Common Shares or Incentive Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (B) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Section 3.07(f)(iii)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Section 3.07(f)(iv), the Conversion Price of such series of Preferred Shares shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5) If the number of Common Shares or Incentive Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of any series of Preferred Shares provided for in this Section 3.07(f)(iii) shall be effected at the time of such issuance or amendment based on such number of Shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 3.07(f)(iii)). If the number of Common Shares or Incentive Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of any series of Preferred Shares that would result under the terms of this Section 3.07(f)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Shares that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustments of Conversion Price upon Issuance of Additional Common Shares. In the event that after the Agreement Date the Company shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 3.07(f)(iii)) without consideration or for a consideration per Share less than the Conversion Price for any series of Preferred Shares in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of such series of Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1) “CP2” shall mean the Conversion Price of such series of Preferred Shares in effect immediately after such issue of Additional Common Shares;

(2) “CP1” shall mean the Conversion Price of such series of Preferred Shares in effect immediately prior to such issue of Additional Common Shares;

(3) “A” shall mean the number of Common Shares and Incentive Shares outstanding immediately prior to such issue of Additional Common Shares (treating for this purpose as outstanding all Common Shares and Incentive Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(4) “B” shall mean the number of Common Shares or Incentive Shares that would have been issued if such Additional Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(5) “C” shall mean the number of such Additional Common Shares issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 3.07(f), the consideration received by the Company for the issue (or deemed issue) of any Additional Common Shares shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or distributions;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Common Shares are issued (or deemed issued) together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed at the fair market value thereof, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per Share received by the Company for Additional Common Shares deemed to have been issued pursuant to Section 3.07(f)(iii) shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B) the maximum number of Common Shares or Incentive Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) [reserved].

(vii) Adjustments for Subdivisions or Combinations of Preferred Shares. If the Company shall at any time or from time to time after the Agreement Date effect a subdivision of the outstanding Common Shares, the Conversion Price of any series of Preferred Shares in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each share of such series of Preferred Shares shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Company shall at any time or from time to time after the Agreement Date combine the outstanding Common Shares, the Conversion Price of any series of Preferred Shares in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Shares issuable upon conversion of any series of Preferred Shares shall be changed into the same or a different number of any other class or classes or Series of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for above), then, in any such event, in lieu of the number of Common Shares which the holders of such series of Preferred Shares would otherwise have been entitled to receive upon conversion of their shares of such series of Preferred Shares, each holder of such series of Preferred Shares shall have the right thereafter to convert such holder’s shares of such series of Preferred Shares into a number of Shares of such other class or classes or Series of Shares which it would have been entitled to receive had it converted its shares of such series of Preferred Shares into Common Shares immediately prior to such reorganization or reclassification or other transaction, all subject to further adjustment as provided herein with respect to such other class or classes or Series of Shares, including appropriate adjustment (as determined in good faith by the Board of Directors) in the application of the provisions in this Section 3.07(f) with respect to the rights and interests thereafter of the holders of the Preferred Shares, to the extent that the provisions set forth in this Section 3.07(f) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any Shares thereafter deliverable upon the conversion of the Preferred Shares.

(ix) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4.01(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares (but not the Preferred Shares) is converted into or exchanged for securities, cash or other property (other than a transaction covered by this Section 3.07(f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Shares shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one share of Preferred Shares immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Preferred Shares, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Shares.

(x) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3.07(f), the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Member a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Preferred Member, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(xi) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Shares as a result of the issuance of Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 3.07(f)(iii)) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Shares (each voting as a separate class on an as-converted basis). Any such waiver shall bind all holders of such series of Preferred Shares, including future holders.

(xii) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of this Section 3.07(f), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(xiii) Notwithstanding anything else to the contrary in this Section 3.07(f), Sections 3.07(f)(ii), (iii), (iv) and (v) shall be null and void and of no further effect with respect to each series of Preferred Shares from and after the date that the Unpaid Preferred Contribution Amount with respect to such series is zero dollars ($0.00).

(g) No Fractional Common Shares. No fractional Common Shares shall be issued upon the conversion of any Preferred Shares and the aggregate number of Common Shares to be issued to a particular holder of Preferred Shares shall be rounded down to the nearest whole share of Common Shares and the Company shall pay in cash the fair market value of any fractional share of Common Shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional Common Shares would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such conversion.

3.08 No Reissuance of Preferred Shares. No Preferred Shares acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such Preferred Shares shall be canceled, retired and eliminated from the Preferred Shares which the Company shall be authorized to issue.

3.09 Amendment to Schedule of Members. Subject to the other provisions of this Agreement, the Schedule of Members shall be amended from time to time to reflect any change in Share holdings (or other information set forth on the Schedule of Members) pursuant to the terms of this Agreement, and any such amendment may be effected by any Officer, without approval of the Board of Directors or the Members.

ARTICLE IV

Distributions

4.01 Distributions.

(a) Except as provided in Sections 4.02, 4.03 and 12.03(b), cash and property of the Company shall only be distributed to the Members, at such times and in such aggregate amounts as the Board of Directors may determine, in the manner set forth in this Article IV.

(b) Cash and other property of the Company shall be distributed among the Members in the following order of priority:

(i) First, to the Preferred Members, in proportion to their respective Unpaid Preferred Contribution Amounts, until the Unpaid Preferred Contribution Amount of each such Member has been reduced to zero,

(ii) Second, to the holders of Eligible Shares (regardless of Series), in proportion to their respective number of Eligible Shares (regardless of Series) until the aggregate amount distributed with respect to each Common Share pursuant to this Section 4.01(b)(ii) equals the Conversion Price of a Series A Preferred Share;

(iii) Third, to holders of Eligible Shares (regardless of Series) and Series A Preferred Shares, in proportion to their respective number of Eligible Shares (regardless of Series) and Series A Conversion Shares until the aggregate amount distributed with respect to each Common Share pursuant to Section 4.01(b)(ii) and this Section 4.01(b)(iii) equals the Conversion Price of a Series A Prime Preferred Share; and

(iv) Thereafter, to the holders of Eligible Shares (regardless of Series) and Conversion Shares, in proportion to their respective number of Eligible Shares (regardless of Series) and Conversion Shares.

Other then as set forth in the last paragraph of this Section 4.01(b), any distributions payable with respect to Eligible Shares that are not vested shall be held by the Company and not distributed with respect to such Eligible Shares. If such Eligible Shares are vested at the time of a subsequent distribution, such Eligible Shares shall then be entitled to all prior distributions that have been withheld.

If after the first distribution pursuant to this Section 4.01(b) there is a subsequent distribution pursuant to this Section 4.01(b), whether or not the Preferred Shares have been converted into Common Shares, the allocation of the distributions among the Members shall be determined as if such conversion has not occurred.

For the avoidance of doubt, in the event of a Change in Control, any proceeds payable directly to the holders of Shares shall be treated as subject to the distribution provisions of this Section 4.01(b) and the holders of Preferred Shares and the holders of Eligible Shares shall receive such amounts that they would have been entitled to receive had such proceeds been distributed to the Members as provided in the foregoing provisions of this Section 4.01(b). Each Member and other holder of Shares, if any, agrees to take such actions as may be required, necessary or advisable to effect the intent of this Section 4.01(b). In any of such events, if the consideration received by the Company, or payable to the Members, is other than cash, its value shall be deemed to be the fair market value as determined in good faith by the Board of Directors.

4.02 Tax Distributions.

(a) On or before March 31, June 30, September 30 and December 31 of each year, the Company shall distribute to each Member an amount in cash equal to the excess, if any, of (A) the product of (i) the Taxable Income of the Member for the previous taxable quarter and (ii) the Tax Rate; over (B) the aggregate amount of distributions previously made to such Member pursuant to Section 4.01(b) during such taxable quarter (excluding any amounts treated as tax distributions for a previous taxable quarter).

(b) Any distributions made pursuant to this Section 4.02 shall be treated as advances against, and shall reduce the amount of, the next distribution(s) (other than distributions pursuant to this Section 4.02 for subsequent periods) that the Members otherwise would be entitled to receive pursuant to the terms of this Agreement and shall be applied against any such future distributions until all such advances have been repaid in full.

4.03 Withholding and Taxes. Notwithstanding anything to the contrary herein, to the extent that the Board of Directors reasonably determines that the Company is required, or elects, pursuant to applicable law, either (a) to pay tax (including estimated tax) on a Member’s allocable share of the Company’s items of income or gain, whether or not distributed, or (b) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the Company may pay over such tax or such withheld amount (in each case, a “Withholding Payment”) to the tax authorities, and such amount shall be treated, in the discretion of the Board of Directors, as (i) a distribution to such Member at the time it is paid to the tax authorities (which distributions shall reduce the amount of distributions to which the Member would otherwise be entitled), or (ii) a demand loan to such Member, on such terms as the Board of Directors shall reasonably determine (which terms shall include the payment of interest by the Member on such loan). Repayment of any such demand loan by the Member will not be considered a capital contribution for purposes of this Agreement. Taxes withheld on amounts directly or indirectly payable to the Company and taxes otherwise paid by the Company (other than in the case where the amount of taxes paid by the Company is treated as a demand loan to the Member) shall be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant taxing jurisdiction.

4.04 Distribution of Assets in Kind.

(a) No Member shall have the right to require any distribution of any assets of the Company in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board of Directors. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Board of Directors, receive separate assets of the Company and not an interest as a tenant-in-common with other Members so entitled in any asset being distributed.

ARTICLE V

Allocation of Net Profits and Net Losses

5.01 Basic Allocations.

(a) Except as provided in Section 5.02, which shall be applied prior to this Section 5.01, Net Profits and Net Losses of the Company for any fiscal period shall be allocated among the Members in such proportions and in such amounts as may be necessary so that following such allocations, the Adjusted Capital Account balance of each Member equals such Member’s then Target Balance.

(b) If the amount of Net Profits or Net Losses allocable to the Members pursuant to Section 5.01(a) for a period is insufficient to allow the Adjusted Capital Account balance of each Member to equal such Member’s Target Balance, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Adjusted Capital Account balances and their respective Target Balances in proportion to such differences.

5.02 Regulatory Allocations. Notwithstanding the provisions of Section 5.01 above, the following allocations of Net Profits, Net Losses and items thereof shall be made in the following order of priority:

(a) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii), (iii), (vi) and (vii) of the definition of “Net Profits and Net Losses”) for any taxable period shall be allocated to the Members in the manner and to the minimum extent required by the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2(f) and Treasury Regulation Section 1.704-2(i)(4).

(b) All “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any taxable period shall be allocated to the Members in proportion to their respective number of Common Shares (determined on an as-converted-to Common-Share basis); provided, however, that nonrecourse deductions attributable to “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Members in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(1).

(c) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii), (iii), (vi) and (vii) of the definition of “Net Profits and Net Losses”) for any taxable period shall be allocated to the Members in the manner and to the extent required by the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(d) In no event shall Net Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member’s Capital Account (determined for purposes of this Section 5.02(d) only, by increasing the Member’s Capital Account balance by the amount the Member is obligated to restore to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) and the amount the Member is deemed obligated to restore to the Company pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and decreasing it by the amounts specified in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(e) Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the Company differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in any manner provided for under Code Section 704(c) and the Treasury Regulations issued thereunder as determined by the Board of Directors in its discretion.

(f) The indebtedness of the Company shall be allocated among the Members under Code Section 752 as determined by the Board of Directors in accordance with Code Section 752.

5.03 Allocations Upon Transfer or Admission. In the event that a Member acquires an interest in the Company either by Transfer from another Member or by acquisition from the Company, the Net Profits, Net Losses, gross income, nonrecourse deductions and items thereof attributable to the interest so Transferred or acquired shall be allocated among the Members based on a method chosen by the Board of Directors, in its discretion, which method shall comply with Section 706 of the Code and shall be binding on all Members. For purposes of determining the date on which the Transfer or acquisition occurs, the Company may make use of any convention allowable under Section 706(d) of the Code.

5.04 Timing of Allocations. Allocations of Net Profits, Net Losses and other items of income, gain, loss and deduction pursuant to Section 5.01 and Section 5.02 shall be made for each fiscal year of the Company as of the end of such fiscal year; provided, however, that if the Carrying Values of the assets of the Company are adjusted pursuant to clause (ii) of the definition of “Carrying Value,” the date of such adjustment shall be considered to be the end of a fiscal year for purposes of computing and allocating such Net Profits, Net Losses and other items of income, gain, loss and deduction.

5.05 Capital Accounts Upon Forfeiture of Shares. In the event a Member’s Shares are subject to vesting restrictions, and the Member forfeits all or a portion of such Shares, the Board of Directors shall make such adjustments to allocation of Net Profits, Net Losses and the Capital Accounts of all Members as it may in good faith determine may be necessary to reflect the forfeiture of such Shares, including to comply with the provisions of the Proposed Treasury Regulations pertaining to the treatment of “partnership equity for services” issued on May 24, 2005 or any successor provisions related thereto. To the extent possible, such adjustments shall adjust the Capital Accounts of the Members so that, after such adjustments have been made, the Capital Accounts balances equal the amounts they would have been if the forfeiting Member had the reduced number of Shares, and the other Members’ respective interests in the Company were increased to the extent applicable, as of the date of formation of the Company (or such other date(s) as determined by the Board of Directors to be appropriate to give effect to the terms applicable to a Member on its admission to the Company) and to otherwise properly reflect the economic sharing arrangement associated with the forfeiture of such Shares.

5.06 Adjustment Upon Exercise of Compensatory Options. The Board of Directors shall make such adjustments to the Carrying Value of the Company’s assets, allocation of Net Profits and Net Losses and Capital Accounts as it may in good faith determine may be necessary to comply with the provisions of the Proposed Treasury Regulations pertaining to the treatment of “partnership equity for services” issued on May 24, 2005 or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with any “compensatory partnership options” as defined in such Proposed Regulation or successor authority.

5.07 Adjustment Upon Exercise of Noncompensatory Options. If the Company issues Shares or other securities that are treated as noncompensatory options, as defined in Treasury Regulation Section 1.721-2, the Board of Directors shall make such adjustments to the Carrying Value of the Company’s assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it may in good faith determine may be necessary to comply with the provisions of the Treasury Regulations pertaining to the treatment of “noncompensatory options” issued on February 4, 2013 or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the noncompensatory options.

ARTICLE VI

Member Voting

6.01 Meetings.

(a) Annual Meetings. Annual meetings of Members, if any, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

(b) Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Board of Directors, and shall be called by the Company at the request of Members holding a majority of the outstanding Shares (regardless of Series). Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice.

(c) Place of Meeting. All meetings of Members shall be held at such place within or without the State of Delaware as the Board of Directors shall designate, including by means of remote communication as herein provided.

(d) Notice of Meetings. Notice of all meetings of Members, stating the time, place and purpose of the meeting, shall be delivered pursuant to Section 13.01 at least 48 hours before the meeting. Any adjourned meeting may be held as adjourned without further notice, provided that any adjourned session or sessions are held within 90 days after the date set for the original meeting. No notice need be given (i) to any Member if a written waiver of notice, executed before or after the meeting by such Member or his or her attorney thereunto duly authorized, is filed with the records of the meeting, or (ii) to any Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

(e) Quorum. A quorum shall be present at any meeting of the Members if the holders of a majority of the outstanding Shares entitled to vote at such meeting are represented at the meeting in person or by proxy, except as otherwise provided by law. Once a quorum is present at the meeting of the Members, the Members represented in person or by proxy and entitled to vote at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members represented in person or by proxy and entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Shares shall be present or represented.

(f) Proxies. Shares may be voted in person or by an agent or agents authorized by a written proxy executed by a Member or his or her duly authorized agent, which shall be filed with the Secretary of the Company at or before the meeting at which it is to be used. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger, provided that no proxy shall be voted on or after three years from its date unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the Person who executed it or of his or her legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(g) Electronic Communications. Members may participate in any meeting of Members by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(h) Voting on Matters. For purposes of voting on matters (other than a matter for which the affirmative vote of a specified portion of the Members is required by the Act or this Agreement) at any meeting of the Members at which a quorum is present, the affirmative vote of Members holding a majority of the outstanding Shares held by all Members (determined on an as-converted basis in accordance with Section 6.02 with the Common Shares, Series A Preferred Shares, Series A Prime Preferred Shares and Series B Preferred Shares treated as a single class) represented at such meeting shall constitute the act of the Members. For any vote taken by written consent in lieu of a meeting (other than with respect to a matter for which the affirmative vote of a specified portion of the Members is required by the Act or this Agreement), as permitted by Section 6.01(i) below, the affirmative written consent of the Members holding a majority of the outstanding Shares held by all Members (determined on an as-converted basis in accordance with Section 6.02 with the Common Shares, Series A Preferred Shares, Series A Prime Preferred Shares and Series B Preferred Shares treated as a single class) shall constitute the act of the Members.

(i) Action by Written Consent. Any action required to be taken at any annual or special meeting of Members or otherwise, or any action which may be taken at any annual or special meeting of Members or otherwise (including any consent, approval, vote or other action of the Members required or contemplated under or by this Agreement, the Act or otherwise), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Members required to approve such action under the Act or this Agreement. Unless the consent of all Members entitled to vote has been obtained in writing, prompt notice of the taking of action by Members without a meeting pursuant to this Section 6.01(i) by less than unanimous written consent shall be given to each of those Members who have not consented in writing following the effective date of such written consent.

(j) Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a Member or proxyholder, or by a Person or Persons authorized to act for a Member or proxyholder, shall be deemed to be written, signed and dated for the purposes of Section 6.01(i), provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the Member or proxyholder or by a Person or Persons authorized to act for the Member or proxyholder and (ii) the date on which such Member or proxyholder or authorized Person or Persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business or an Officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded. Delivery made to the Company’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Company or to an Officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

6.02 General Voting Rights. The holders of the Common Shares are entitled to one vote for each share of Common Shares held at all meetings of Members (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of any series of Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Shares that may be required by the terms of this Agreement) the affirmative vote of the holders of Shares representing a majority of the votes represented by all outstanding Shares entitled to vote. On any matter presented to Members for their action or consideration at any meeting of Members (or by written consent of Members in lieu of meeting), each holder of outstanding Preferred Shares shall be entitled to cast the number of votes equal to the number of whole Common Shares into which the Preferred Shares held by such holder are convertible as of the record date for determining Members entitled to vote on such matter. Except as provided by law or by the other provisions of this Agreement, holders of Preferred Shares shall vote together with the holders of Common Shares as a single class. The holders of Incentive Shares shall not have any right to vote with respect to any matter presented to Members, unless otherwise required by this Agreement or the non-waivable provisions of the Act.

6.03 Preferred Protective Provisions. At any time when Series A Preferred Shares or Series B Preferred Shares are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Agreement) the written consent or affirmative vote of the holders representing the Requisite Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) create, or authorize the creation of any Equity Securities (other than the JDRF Notes) unless the same ranks junior to the Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions and rights of redemption, or increase the authorized number of shares of Preferred Shares or increase the authorized number of shares of any Equity Securities unless the same ranks junior to the Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions and rights of redemption;

(ii) amend, alter or repeal any provision of the Certificate of Formation;

(iii) notwithstanding Section 18-209 of the Act, liquidate, dissolve or wind-up the business and affairs of the Company, effect any Change in Control of the Company, effect any sale or other disposition of all or substantially all of the assets, or sale of a majority of the outstanding shares of equity interests, of any one of the Company’s Subsidiaries (whether, in either case, in a single transaction or series of related transactions) or consent to any of the foregoing; provided that, if the distributions per share to the holders of the Series B Preferred Shares in connection with any such liquidation event listed in this Section 6.13(iii) shall equal less than the Original Issue Price for the Series B Preferred Shares, then any such event pursuant to this Section 6.13(iii) (and any amendment or waiver of this Section 6.13(iii)) shall require the written consent or affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares;

(iv) (A) reclassify, alter or amend any existing security of the Company that is pari passu with the Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Shares in respect of any such right, preference, or privilege or (B) reclassify, alter or amend any existing security of the Company that is junior to the Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Shares in respect of any such right, preference or privilege;

(v) purchase or redeem (or permit any subsidiary to purchase or redeem) or otherwise acquire any Equity Securities other than (A) redemptions of or distributions on the Shares as expressly authorized herein, (B) distributions payable on the Common Shares or Incentive Shares solely in the form of additional shares of Common Shares or Incentive Shares, respectively, or (C) repurchases of Shares from former Service Providers in connection with the cessation of employment by or service to the Company or any Affiliate of the Company of such Service Provider (x) with respect to unvested Shares, at the lower of the original purchase price or the then-current fair market value thereof and (y) with respect to vested Incentive Shares, at fair market value upon cessation of such Service Provider’s employment or other service to the Company or any Affiliate of the Company for Cause;

(vi) increase or decrease the authorized number of Directors constituting the Board of Directors;

(vii) create, or hold equity securities in, any entity that would result in the consolidation of such entity into the results of operations of the Company, or acquire all or substantially all of the assets of another entity;

(viii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any Subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its Subsidiaries for borrowed money following such action would exceed $500,000;

(ix) create a new plan or arrangement for the grant of equity awards, or increase the number of Shares available under such a plan or arrangement, unless such plan or arrangement is approved by the Board of Directors, including a majority of the Preferred Directors; or

(x) convert the Company pursuant to Subsection 12.04.

ARTICLE VII

Management

7.01 General. The Company shall be managed in accordance with the terms hereof. The Board of Directors acting collectively as provided in this Agreement (but not any Director acting individually) is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, which shall have the right, power and authority to exercise all of the powers of the Company except as otherwise provided by law or this Agreement. Decisions or actions relating to the Company that are made or approved by the Board of Directors (or, with respect to matters requiring a vote, approval or other action of the Members hereunder or pursuant to non-waivable provisions of applicable law, by the Members) in accordance with this Agreement shall constitute decisions or actions by the Company. Except as may be expressly provided otherwise elsewhere in this Agreement, no individual Member or Director (in its capacity as such) shall have any right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

7.02 Binding the Company. The signature of any Officer or any Person authorized by the Board of Directors on any agreement, contract, instrument or other document shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of such Person and the Company with respect thereto, and no third party need look to any other evidence or require the joinder or consent of any other party; provided that any income tax returns of the Company shall be signed by a Member.

7.03 Directors.

(a) Number, Designation. As of the Agreement Date, the Board of Directors shall consist of nine (9) Directors, which number may be increased or decreased by amendment to this Agreement pursuant to Section 13.08, subject to the limitations set forth in Section 6.03. For as long as there are Series A Preferred Shares outstanding, the holders of record of a majority of the then-outstanding Series A Preferred Shares, exclusively and as a single class on an as-converted basis, shall be entitled to elect three (3) Directors (the “Series A Directors”). For as long as there are Series B Preferred Shares outstanding, the holders of record of a majority of the then-outstanding Series B Preferred Shares, exclusively and as a single class on an as-converted basis, shall be entitled to elect two (2) Directors (the “Series B Directors” and, together with the Series A Directors, the “Preferred Directors”). The holders of record of the Common Shares, exclusively and as a separate class, shall be entitled to elect one (1) Director. The holders of record of the Common Shares and of any other series of voting Shares (including the Preferred Shares), exclusively and voting together as a single class and on an as converted to Common Shares basis, shall be entitled to elect the balance of the total number of Directors. Any Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Members of the Series of Shares entitled to elect such Director or Directors, given either at a special meeting of such Members duly called for that purpose or pursuant to a written consent of Members. If the Members of a majority of the then-outstanding Series A Preferred Shares, Series B Preferred Shares or Common Shares, as the case may be, fail to elect a sufficient number of Directors to fill all directorships for which they are entitled to elect Directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 7.03(a), then any directorship not so filled shall remain vacant until such time as the Members holding a majority of the then-outstanding Series A Preferred Shares, Series B Preferred Shares or Common Shares, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by Members other than by the Members that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a Director, the presence in person or by proxy of the Members holding a majority of the outstanding Shares of the Series entitled to elect such Director shall constitute a quorum for the purpose of electing such Director. Except as otherwise provided in this Section 7.03(a), a vacancy in any directorship filled by the holders of any Series shall be filled only by vote or written consent in lieu of a meeting of the Members of such Series or by any remaining Director or Directors elected by the Members of such Series pursuant to this Section 7.03(a).

(b) Resignation; Removal; Replacement. Directors may resign at any time. Directors may only be removed upon the written direction of the Member(s) that designated such Director pursuant to this Section 7.03, effective upon the delivery of such written direction by the removing Member(s). In the event that any Director is removed or shall have resigned or is unable to serve, the parties who had the power to designate such Director pursuant to this Section 7.03 shall have the power to designate an individual to fill such vacancy, whereupon each of the parties hereto, or their successors and assigns, agree to take such action as is necessary to promptly elect such individual to fill such vacancy (including, if necessary, calling a special meeting of the holders of Shares or effecting a written consent in lieu thereof and voting all Shares owned by the parties hereto, or their successors and assigns, to accomplish such result).

(c) Meetings of the Board of Directors. Regular meetings of the Board of Directors shall be held at least once each quarter on such date and at such place and time as determined by a majority of the Board of Directors, provided that any Director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of Members. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more Directors, or by one Director in the event that there is only a single director in office. Notice of the date, place, if any, and time of any special meeting of Directors shall be given to each Director by the Secretary or by the Officer or one of the Directors calling the meeting. Notice shall be duly given to each Director (i) in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such Director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (iii) by sending written notice by first-class mail to such Director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(d) Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee of the Company or Officer. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

(e) Quorum. No action may be taken at a meeting of the Board of Directors unless a quorum consisting of a majority of the Directors then in office are present. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

(f) Action by Written Consent. Any action which may be taken by the Board of Directors under this Agreement may be taken without a meeting if consents in writing or electronic transmission setting forth the action so taken are signed or submitted by all of the Directors then in office.

(g) Voting Rights; Required Votes. Each Director shall be entitled to cast one vote with respect to any matter coming before the Board of Directors. Any action required or permitted to be taken by the Board of Directors herein must be approved as provided herein. Any action that is not governed by this Agreement or the Act may be taken, at a meeting, by a majority of the Directors then in office.

(h) Committees, General. The Board of Directors may, by resolution, designate one or more committees. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors, but, unless the resolutions expressly so provide, no such committee shall have the power or authority to authorize the issuance of Shares. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(i) Board of Directors Matters. The Company shall reimburse the nonemployee Directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or any committee thereof.

7.04 Interpretation of Rights and Duties of Members and Directors. To the fullest extent permitted by the Act and other applicable law, and in all instances solely to the extent not inconsistent with the specific provisions of the Certificate and this Agreement, it is the intention and agreement of the parties that:

(a) The Members’ respective obligations to each other are limited to the express obligations set forth in this Agreement, the Investors’ Rights Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement, subject only to the implied contractual covenant of good faith and fair dealing. No Member shall have any duties or liabilities, including fiduciary duties, to the Company or to any other Member, or to the Board of Directors or any Director, and the provisions of this Agreement, to the extent that they restrict or otherwise modify, or eliminate, the duties and liabilities, including fiduciary duties, of the Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members. Any standard of care or duty imposed by or under the Act or any other law, rule or regulation (or any judicial decision based on or interpreting the same) shall be modified, waived or limited, to the extent permitted by law, as required to permit each Member to act under this Agreement and to make any decision such Member is authorized to make hereunder in such manner as such Member may determine in his, her or its sole and absolute discretion, subject only to the implied contractual covenant of good faith and fair dealing.

(b) The Board of Directors shall act only collectively, substantially in the manner of a Board of Directors of directors of a corporation organized and existing under the DGCL, and no Director acting individually shall, in his or her capacity as a Director, have or exercise any of the rights or powers of the Board of Directors. Each Director, in his or her capacity as such, shall act (or refrain from acting) as such Director determines in good faith is in, or is not opposed to, the best interests of the Company, provided that such action or inaction does not constitute willful misconduct, breach of the implied contractual covenant of good faith and fair dealing or knowing violation of law, and in a manner consistent with a director of a corporation organized under the DGCL and bound by fiduciary duties. For the avoidance of doubt, Directors shall have all such duties and liabilities, including fiduciary duties, to the Company or to any Member, or to the Board of Directors or to any other Director, as such Director would have as a director of a corporation organized under the DGCL. Any standard of care or duty imposed by or under the Act or any other law, rule or regulation (or any judicial decision based on or interpreting the same) shall be modified, waived or limited, to the extent permitted by law, as required to permit each Director and the Board of Directors to act under this Agreement and to make any decision such Director or the Board of Directors (as applicable) is authorized to make hereunder, as long as such action or decision complies with the standard of conduct set forth in this Section 7.04(b) and is in accordance with the other provisions of this Agreement.

7.05 Indemnification and Exculpation.

(a) To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) Directors, Officers and agents of the Company (and any other persons to which the Act or the DGCL permits a limited liability company or corporation to provide indemnification) through this Agreement, agreements with such agents or other persons, vote of Members or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

(b) To the fullest extent permitted by law, a Director shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a director. If the Act, the DGCL or any other law of the State of Delaware is amended after approval by the Members of this Section 7.05(b) to authorize organizational action further eliminating or limiting the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the Act or DGCL as so amended. Any repeal or modification of the foregoing provisions of this Section 7.05(b) by the Members shall not adversely affect any right or protection of a Director existing at the time of, or increase the liability of any Director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

7.06 Excluded Opportunities. The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director who is not an employee of the Company or any of its Subsidiaries, or (ii) any holder of Series A Preferred Shares or any partner, member, director, shareholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. Any amendment, repeal or modification of the foregoing provisions of this Section 7.06 shall not adversely affect any right or protection of any Director, Officer or other agent of the Company existing at the time of such amendment, repeal or modification.

7.07 Officers.

(a) Appointment. Subject to and in accordance with the terms of this Agreement, the Board of Directors may appoint officers of the Company with such titles and such responsibilities as the Board of Directors shall from time to time determine (each, an “Officer”).

(b) Qualification. No Officer need be a Director or a Member. Any two or more offices may be held by the same individual.

(c) Tenure. Except as otherwise provided by law, by the Certificate or by this Agreement, each Officer shall hold office until his death, resignation, removal or replacement by the Board of Directors, unless a different term is specified in the action of the Board of Directors appointing him. Any Officer may resign by delivering his written resignation to the Board of Directors. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any Officer may be removed or replaced at any time, with or without cause, by the Board of Directors. Except as the Board of Directors may otherwise determine, no Officer who resigns or is removed or replaced shall have any right to any compensation as an Officer for any period following his resignation, removal or replacement, or any right to damages on account of such removal or replacement, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Company.

(d) Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any such other office.

(e) Compensation. Officers of the Company shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

(f) Duties, Rights and Authorization of Officers. Those Officers with titles customarily used in corporations organized under the DGCL, in their respective capacities as such, shall, unless otherwise provided herein or determined by the Board of Directors, have the statutory and customary rights, powers, authority, duties and responsibilities (including fiduciary duties) of officers with similar titles of a corporation organized and existing under the DGCL. The Members and the Board of Directors hereby delegate to each Officer such rights, powers and authority with respect to the management of the business and affairs of the Company as may be necessary or advisable to effect the provisions of this Section 7.07(f).

7.08 Contracts with Members, Directors and Officers. The Company may engage in business with, or enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the Company of goods, services, technology or space with, any Member, Director or Officer, or an Affiliate of any Member, Director or Officer, and may pay compensation in connection with such business, goods, services, technology or space, provided in each case the amounts payable thereunder are reasonably comparable to those that would be payable to unaffiliated Persons under similar arrangements, and if the Board of Directors (or, with respect to arrangements in the ordinary course of the Company’s business, an Officer) determines in good faith that such amounts are so comparable, such determination shall be final and binding on the Company and each Member, Director and Officer. Without limiting the foregoing, no contract or transaction between the Company and one or more of the Members, Directors or Officers, or between the Company and any other limited liability company, corporation, partnership, association, or other organization in which one or more of the Members, Directors or Officers are directors or officers (or serve in a similar capacity), or have a financial interest, shall be void or voidable solely for this reason, or solely because the Member, Director or Officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such Director’s vote is counted for such purpose, if:

(a) The material facts as to the Member’s, Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum;

(b) The material facts as to the Member’s, Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the disinterested Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of disinterested Members holding a majority of the Shares then held by all disinterested Members determined on an as-converted basis; or

(c) The contract or transaction is fair as to the Company (as determined as if the Company were a corporation under DGCL Section 144(a)(3)) as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the disinterested Members.

Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

7.09 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing, resulting or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of Directors and Officers as in effect immediately before such transaction, whether such obligations are contained in this Agreement, or elsewhere, as the case may be.

ARTICLE VIII

Fiscal Matters

8.01 Tax Reports. As soon as reasonably practicable, but in all events within sixty (60) calendar days after the end of each taxable year, the Company shall furnish all Members with Schedules K-1 and such other information as may be needed to enable the Members to file their federal income tax returns and any required state income tax returns. The Company shall prepare and furnish to the Members such financial and other reports regarding the Company’s activities as the Board of Directors determines to be appropriate. The cost of all such reporting shall be paid by the Company as a Company expense.

8.02 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year. The taxable year of the Company shall be the same as its fiscal year except as otherwise required by applicable law.

8.03 Partnership Representative.

(a) The Chief Executive Officer shall be the Company’s “partnership representative” within the meaning of Section 6223 of the Code. The partnership representative shall have sole authority to act on behalf of the Company for purposes of subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws and shall serve as the Company’s partnership representative until his, her or its resignation or until the designation of his, her or its successor, whichever occurs sooner; provided, however, that the partnership representative shall take any action, and refrain from taking any action, as directed by the Board of Directors.

(b) To the extent that, as a result of a determination by a taxing authority or adjudicative body, there is any adjustment for the purposes of any tax law to any items of income gain, loss, deduction or credit of the Company for any taxable period, the Company will use commercially reasonable efforts to cause the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code) and associated interest, adjustments to tax and penalties (an “Imputed Underpayment”) arising from a partnership-level adjustment that are imposed on the Company to be borne by the Members and former Members to whom such Imputed Underpayment relates as determined by the partnership representative after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics. The portion of any Imputed Underpayment attributed to a former Member shall be treated as a Withholding Payment pursuant to Section 4.03 with respect to such former Member. Each Member agrees to indemnify and hold harmless the Company and the partnership representative from and against any and all liability with respect to any Imputed Underpayment required on behalf of, or with respect to, such Member.

(c) The Members agree that, upon the partnership representative’s request, they shall use commercially reasonable efforts to provide it with available information in the Member’s possession regarding their individual tax returns and liabilities that may be necessary under Section 6225(c) of the Code or other state or local rule. Notwithstanding anything else in this Agreement, in no event shall any Member be required to file amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Code) or to cooperate with the alternative procedure to filing amended returns pursuant to Section 6225(c)(2)(B) of the Code or any applicable similar state or local laws.

(d) The obligations of this Section 8.03, including a Member’s indemnification obligations under Section 8.03(b), shall survive the liquidation and dissolution of the Company and the transfer, assignment or liquidation of a Member’s interest in the Company. If any Member ceases to be a Member, such Member shall keep the Company advised of its contact information until released in writing by the Company from such obligation.

(e) Notwithstanding anything to the contrary in this Section 8.03, the partnership representative shall not settle any audit, claim or litigation with respect to taxes of or attributable to the operations of the Company to the extent such settlement would result in a disproportionately material adverse impact to any Member without receiving the prior written consent of such Member, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if such settlement has a disproportionately material adverse on a group of Members that hold the same class or series of equity or shares in the Company, a consent of the holders of such class or series holding a majority of such class or series shall consent to such settlement, which consent shall not be unreasonable withheld, conditioned or delayed.

8.04 Taxation as Partnership. The Company intends to be treated and taxed as a partnership for United States federal, state and local tax purposes and the Members and the Company will make any necessary elections to achieve this result and refrain from making any elections that would have a contrary result. No Member shall knowingly take (or shall knowingly cause or permit any of its Affiliates to take) any action that is inconsistent with the classification and taxation of the Company as a partnership for United States federal, state and local tax purposes.

8.05 Unrelated Business Taxable Income. The Board of Directors shall use reasonable best efforts to conduct the affairs of the Company so that no Member recognizes income that is (i) unrelated business taxable income (as such term is used in Sections 511 through 514 of the Code) or (ii) unrelated debt-financed income within the meaning of Section 514 of the Code solely as a result of its interest in the Company.

8.06 United States Trade or Business; Commercial Activities. The Board of Directors shall conduct the affairs of the Company in a manner that will not cause the Company to be treated for United States federal income tax purposes as (i) engaged in a “trade or business within the United States,” within the meaning of Section 864(b) of the Code or (ii) engaged in “commercial activities” within the meaning of Section 892 of the Code.

ARTICLE IX

Transfers of Interests

9.01 General Restrictions on Transfer of Interests by Members.

(a) No Member may sell, transfer, assign, pledge, or otherwise dispose of or encumber any of Shares or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”) without the prior written consent of the Company, upon duly authorized action of its Board of Directors. The Company may withhold consent for any legitimate company purpose, as determined by the Board of Directors. Examples of the basis for the Company to withhold its consent include, without limitation, (i) if such Transfer to individuals, companies or any other form of entity identified by the Company as a potential competitor or considered by the Company to be unfriendly; or (ii) if such Transfer increases the risk of the Company having a class of security held of record by 2,000 or more persons, or 500 or more persons who are not accredited investors (as such term is defined in Regulation D promulgated under the Securities Act), as described in Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any related regulations, or otherwise requiring the corporation to register any class of securities under the 1934 Act; or (iii) if such Transfer would result in the loss of any federal or state securities law exemption relied upon by the Company in connection with the initial issuance of such Shares or the issuance of any other securities; or (iv) if such Transfer is facilitated in any manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation any trading portal or internet site intended to facilitate secondary transfers of securities; or (v) if such Transfer is to be effected in a brokered transaction; or (vi) if such Transfer represents a Transfer of less than all of the Shares then held by the Member and its Affiliates or is to be made to more than a single transferee; or (vii) if such Transfer would result in the treatment of the Company as an association taxable as a corporation or as a “publicly traded partnership” within the meaning of Code Section 7704.

(b) Except with respect to a Transfer described in Section 9.01(e)(iii) below, if a Member desires to Transfer any Shares, then the Member shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of Shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer. If the Company consents to such Transfer, the Transferee shall execute and deliver to the Company such documents as the Company deems necessary, appropriate or desirable.

(c) At the option of the Company, the Member shall be obligated to pay to the Company a reasonable transfer fee related to the costs and time of the Company and its legal and other advisors related to any proposed Transfer.

(d) Any Transfer, or purported Transfer, of Shares not made in strict compliance with this Section 9.01 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by or on the books of, the Company and any purported transferee in such transaction shall not be or be treated as or deemed to be a Member (or assignee) for any purpose. In the event any Member shall at any time Transfer any Equity Securities (or any interest therein) in contravention of any of the provisions of this Agreement (or any other applicable agreement between the Member and the Company), then each other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and enjoining such transaction, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions of this Agreement (and any other applicable agreement between the Member and the Company) concerning such transactions.

(e) Provided that in no event would any such Transfer cause the Company to be treated as a “publicly traded partnership” (as provided in Code Section 7704 and the Treasury Regulations issued thereunder) and the Member otherwise complies with the requirements of this Section 9.01 (including the notice requirement of Section 9.01(b)), the prior written consent of the Company, upon duly authorized action of its Board of Directors shall not be required for (i) the Transfer of Preferred Shares or to the Transfer of any Conversion Shares, (ii) the Transfer of any Shares to or for the benefit of a Member’s spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Member and/or Approved Relatives, (iii) the Transfer of Shares as part of the sale of all or substantially all of the Shares by Members (including pursuant to a merger or consolidation), or (iv) any Transfer by a Preferred Member to (A) any of such Preferred Member’s officers, directors, partners, members or other equity owners, or retired partners, retired members or other retired equity owners, or to the estate of any of such Preferred Member’s partners, members or other equity owners or retired partners, retired members or other retired equity owners or (B) any venture capital fund or similar entity that is controlled by or under common control with one or more general partners, managers, or ultimate beneficial owner, or managing members of, or shares the same management company with, such Preferred Member. Notwithstanding the foregoing or anything herein to the contrary, any Transfer by a Member to any Affiliate shall not be subject to the restrictions set forth in this Article IX.

(f) Notwithstanding anything to the contrary in this Agreement, as a condition to any Transfer:

(i) if the transferor of an interest (“Transferor”) who proposes to Transfer such interest (or if such Transferor is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such transferor that is not a disregarded entity (the “Transferor’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such Transferor (or Transferor’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed affidavit in the form provided to such Transferor by the Company, certifying, under penalty of perjury, that the Transferor (or Transferor’s Owner, if applicable) is not a foreign person, nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined under the Code and applicable United States Treasury Regulations) and the Transferor’s (or Transferor’s Owner’s, if applicable) United States taxpayer identification number, or

(ii) if the Transferor of an interest who proposes to Transfer such interest (or if such Transferor is a disregarded entity for U.S. federal income tax purposes, the Transferor’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such Transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Board of Directors (1) that any applicable withholding tax that may be imposed on such Transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable, or (2) that withholding is not required because the Transferor is not required to recognize any gain or loss by reason of a nonrecognition provision of the Code or other applicable exception and that any required notices or forms have been, or will be, timely filed.

(g) In addition to any other provision in this Agreement, a transferee of a Common Share, or any interest therein, shall become a Member entitled to all the rights of a Member if, and only if the transferee executes and delivers any applicable Restricted Share Agreement and such other instruments, in form and substance satisfactory to the Board of Directors, as may be necessary, appropriate or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by the terms and provisions of this Agreement and the aforementioned agreements, if applicable.

(h) If the Company issues certificates representing any Shares, the certificates representing Common Shares shall bear on their face the following legend so long as the foregoing Transfer restrictions are in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE OPERATING AGREEMENT OF THE COMPANY.”

ARTICLE X

Redemption

10.01 General. Unless prohibited by the provisions of Delaware law governing distributions to members, shares of Preferred Shares shall be redeemed by the Company at a per share price in cash equal to the Redemption Price. The Company shall pay the Redemption Price in three equal annual installments commencing not more than 60 days after receipt by the Company at any time on or after January 5, 2023, from the holders of a majority of the then-outstanding Preferred Shares (voting together as a single class on an as-converted basis), of written notice requesting redemption of all shares of Preferred Shares (the “Redemption Request”). Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other purpose, except to the extent prohibited by the provisions of Delaware law governing distributions to members. The date of each such installment shall be referred to as a “Redemption Date”. On each Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Shares owned by each holder, that number of outstanding shares of Preferred Shares determined by dividing (i) the total number of shares of Preferred Shares outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to members prevents the Company from redeeming all shares of Preferred Shares to be redeemed on any applicable Redemption Date, the Company shall ratably redeem the maximum number of Shares that it may redeem consistent with such law and shall redeem the remaining Shares as soon as it may lawfully do so under such law.

10.02 Redemption Notice. The Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Shares not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Preferred Shares held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such Shares terminates (as determined in accordance with Section 3.07); and

(d) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates, if any, representing the shares of Preferred Shares to be redeemed.

10.03 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Shares to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 3.07, shall surrender any certificate or certificates (if such shares are then in certificated form) representing such shares (or, if such holder alleges that such a certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Shares represented by a certificate are redeemed, a new certificate, if such Shares are in certificated form, representing the unredeemed shares of Preferred Shares shall promptly be issued to such holder.

10.04 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Shares, if such Shares are in certificated form, so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor, if such Shares are in certificated form.

ARTICLE XI

Special Mandatory Conversion

11.01 Trigger Event. In the event that any Member who is party to the Series B Preferred Shares Purchase Agreement does not purchase, at or prior to the Second Closing (as defined in the Series B Preferred Shares Purchase Agreement), the number of shares of Series B Preferred Shares that such Member is required to purchase at the Second Closing pursuant to the Series B Preferred Shares Purchase Agreement, then each ten Preferred Shares held by such Member shall automatically, and without any further action on the part of such Member, be converted into one Common Share, effective upon, subject to, and concurrently with, the Second Closing. Such conversion is referred to as a “Special Mandatory Conversion.” Notwithstanding anything in this Agreement to the contrary, in the event that Roche does not purchase its Second Closing Shares at the Second Closing as a result of a CFIUS Filing Requirement (as defined in the Series B Preferred Shares Purchase Agreement), Roche shall not be subject to a Special Mandatory Conversion until such time as the CFIUS Satisfied Condition is met and Roche thereafter fails to purchase its Second Closing Shares at the Subsequent Second Closing (as defined in the Series B Preferred Shares Purchase Agreement) within 10 business days of the fulfillment of the CFIUS Satisfied Condition.

11.02 Procedural Requirements. Upon a Special Mandatory Conversion, each such Member holding shares of Preferred Shares converted pursuant to Section 11.01 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Shares pursuant to this Article XI. Upon receipt of such notice, each holder of such shares of Preferred Shares in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Corporation against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Shares converted pursuant to Section 11.01, including the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 11.02. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares so converted, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Shares issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 3.07(g) in lieu of any fraction of a share of Common Shares otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Shares converted and (c) a new certificate for the number of shares, if any, of Preferred Shares represented by such surrendered certificate and not converted pursuant to Subsection 11.01. Such converted Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Shares accordingly.

ARTICLE XII

Dissolution; Liquidation; Conversion

12.01 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon:

(a) Subject to Section 6.03, Board of Directors approval of the dissolution of the Company;

(b) The time at which there are no Members, unless the Company is continued in accordance with the Act; or

(c) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not be dissolved upon the death, insanity, retirement, resignation, expulsion, bankruptcy, dissolution or occurrence of any other event which terminates the membership of a Member.

12.02 Procedures on Dissolution. Dissolution of the Company shall be effective on the day on which occurs the event giving rise to the dissolution, but the Company shall not terminate until the Certificate shall have been cancelled and the assets of the Company shall have been distributed as provided herein. The Board of Directors or, if no Directors are then serving, a liquidator appointed with the consent of the Members holding a majority of the outstanding Shares then held by all Members (determined on an as-converted basis in accordance with Section 6.02 with the Common Shares and Preferred Shares treated as a single class), shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.

12.03 Distributions Upon Liquidation.

(a) After payment of liabilities owing to creditors, the Board of Directors or such liquidator shall set up such reserves as may be required by the Act or other applicable law or as the Board of Directors or such liquidator otherwise deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by the Board of Directors or such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as may be required by the Act or other applicable law or as the Board of Directors or such liquidator may otherwise deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in paragraph (b) below.

(b) After paying such liabilities and providing for such reserves, the Board of Directors or liquidator shall cause the remaining net assets of the Company to be distributed to and among the Members in accordance with Section 4.01(b). In the event that any part of such net assets consists of notes or accounts receivable or other noncash assets, the Board of Directors or liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

12.04 Conversion to a Corporation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, and without any need for consent or approval of any Member (other than as provided in Section 6.03), the Board of Directors may, at any time upon not fewer than ten (10) days’ prior written notice given to each Member, cause the Company to convert into a corporation (the “Corporation”), by such means, subject to Section 12.04(b) below (including filing of appropriate certificates of conversion and incorporation; merger or consolidation or other business combination; Transfer of all or a part of the Company’s assets; and/or exchange of Shares and other Equity Securities for the securities of such corporation) as the Board of Directors may reasonably select (an “Incorporation”). The Board of Directors shall provide that upon such conversion, each Share of each class and Series and other Equity Securities shall be exchanged for, or otherwise converted into, a security of such corporation (i) having voting rights and powers and economic interest (including liquidation and dividend preferences and similar rights, but excluding any rights to distributions under Section 4.02 or otherwise specific to ownership of an interest in an entity treated as a partnership for federal income tax purposes) substantially equivalent, to the extent determined by the Board of Directors in good faith to be reasonably practicable, to the voting rights and powers and economic interest (including liquidation and dividend preferences and similar rights, but excluding any rights to distributions under Section 4.02 or otherwise specific to ownership of an interest in an entity treated as a partnership for federal income tax purposes) of the Shares of such class and Series and other Equity Securities being so exchanged or otherwise converted; provided, however, the Incentive Shares with a Floor Amount greater than zero may be converted into the same class of Equity Securities as the Common Shares, with such number of Equity Securities adjusted downward to reflect the differences, if any, in the fair market value of the relevant Incentive Share as compared to the fair market value of a share of Common Share and (ii) having such terms, conditions, obligations and liabilities set forth in this Agreement and such other terms, conditions, obligations and liabilities (including mandatory and optional conversion provisions) as are, contained in the Investors’ Rights Agreement, the Voting Agreement, Right of First Refusal and Co-Sale Agreement. In determining the fair market value of Common Shares for purposes of the preceding sentence, such values shall be determined based upon the amount each such Share would receive if the Company sold its assets for their fair market value as a going concern, paid its liabilities and distributed the proceeds in accordance with Section 4.01(b). For the avoidance of doubt, it is the intention of the parties that any shares or the number of shares in the Corporation to be received pursuant to this Section 12.04 will afford to the party receiving the same economic interest, rights, benefits and obligations as were associated with the held by such party immediately prior to such reorganization, both generally and relative to the holders of other shares of the Corporation (but subject to the terms hereof, including the proviso in the second sentence of this Section 12.04). In addition, the consent to any conversion transaction pursuant to the terms of this Section 12.04 shall be conclusive and binding on all Members, and the Members hereby waive any dissenters’ or appraisal rights that they may have pursuant to the Act, and agree to take any actions necessary (including voting Shares) in order to facilitate and effect such conversion transaction. The Company and the Members agree to use commercially reasonable efforts to effect such Corporate Conversion in a manner intended to be tax-free for the holders of the Units to the extent permitted by any applicable law.

(b) By becoming parties to this Agreement, all Members consent to the conversion of their Shares and other Equity Securities into securities in such corporation in accordance with the terms set forth herein. Consequently, subject to the requirements described in Section 12.04(a), each Member agrees to reasonably cooperate, and cause its Affiliates to reasonably cooperate, to take such actions and execute such documents as the Board of Directors may reasonably request, in order to consummate any proposed conversion or reorganization into a corporation.

ARTICLE XIII

General Provisions

13.01 Notices. Any and all notices under this Agreement shall be given in writing, and shall be effective (a) on the fourth Business Day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first Business Day after being sent by express mail or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery, (d) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day or (e) on the date actually received, if sent by any other method. In order to be effective, all such notices shall be addressed, if to the Company at its principal place of business, and if to a Member or a Director at the last address of record on the Company’s books.

13.02 Interpretation.

(a) The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and references to Article, Section, Schedule, Annex and like references are references to this Agreement unless otherwise specified. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Any use of the word “party” or “parties” shall mean the party or parties hereto, unless the context otherwise requires.

13.03 Binding Provisions. Subject to the restrictions on Transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, legal representatives, successors and permitted assigns.

13.04 Governing Law. This Agreement and the legal relations among the parties in connection with this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

13.05 Consent to Jurisdiction. Each Member hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.06 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

13.07 Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

13.08 Amendments.

(a) Except as set forth in Section 6.03 or otherwise in this Agreement, this Agreement may be modified, supplemented, amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by and delivered by the affirmative vote of (i) the Board of Directors and (ii) the holders of a majority of the then-outstanding shares of Preferred Shares (voting together as a single class on an as-converted basis); provided:

(i) this Agreement may not be modified, supplemented, amended or terminated and the observance of any term hereunder may not be waived in a manner that would adversely affect the Preferred Members without the written consent of the Preferred Members holding a majority of the outstanding Preferred Shares held by all Preferred Members;

(ii) this Agreement may not be modified, supplemented, amended or terminated and the observance of any term hereunder may not be waived in a manner that would disproportionately and adversely affect the holders of (A) Series A Preferred Shares without the written consent of the holders of a majority of the then-outstanding Series A Preferred Shares, (B) Series A Prime Preferred Shares without the written consent of the holders of a majority of the then-outstanding Series A Prime Preferred Shares or (C) Series B Preferred Shares without the written consent of the holders of a majority of the then-outstanding Series B Preferred Shares; provided, however, that the creation and/or issuance of a new class or series of senior preferred interest in the Company and correlative amendments to this Agreement shall not, in and of itself, be considered disproportionately adverse to the holders of Series A Preferred Shares, Series A Prime Preferred Shares or Series B Preferred Shares;

(iii) the provisions of Delaware Code Title 8, Section 242(b)(2) shall apply to the Preferred Members, mutatis mutandis, as if the Company were a Delaware corporation rather than a limited liability company;

(iv) this Agreement may not be modified, supplemented, amended or terminated and the observance of any term hereunder may not be waived in a manner that would disproportionately and adversely affect the Common Members without the written consent of the Common Members holding a majority of the outstanding Common Shares held by all Common Members; provided, however, that neither the creation or issuance of a new class or series of senior preferred interest in the Company and correlative amendments to this Agreement nor modifications to the rights, preferences or privileges of the Preferred Members that are adverse to the Preferred Members (whether or not also adverse to the Common Members) shall in and of itself be considered disproportionately adverse to Common Members;

(v) this Agreement may not be modified, supplemented, amended or terminated and the observance of any term hereunder may not be waived with respect to any Preferred Member, Common Member or Incentive Member without the written consent of such Preferred Member, Common Member or Incentive Member unless such modification, supplementation, amendment or termination or waiver applies to all Preferred Members, Common Members and Incentive Members who own the same Series of Preferred Shares, Common Shares or Incentive Shares, respectively, in the same fashion; and

(vi) subject to Section 6.03, the Board of Directors may amend and modify the provisions of this Agreement and the Schedules or other exhibits hereto to the extent necessary to reflect the issuance of authorized Shares or the repurchase of any Shares, the admission, substitution or removal of any Member and the election, designation, removal, vacancy or resignation of any Director or Officer, in each case to the extent permitted under this Agreement. Any amendment, modification, supplement or waiver so effected shall by binding upon the parties hereto.

(b) Notwithstanding anything herein to the contrary, the Board of Directors may cause the Company to amend or modify Article V of this Agreement and related defined terms if the Board of Directors is advised at any time by its legal counsel that the allocations of Net Profits and Net Losses and/or similar items provided for in Article V are unlikely to be respected for federal income tax purposes, either because of the promulgation and adoption of Treasury Regulations under Code Section 704 or other developments in applicable law. In making any such amendment or modification, the Board of Directors shall cause the Company to use its reasonable best efforts to effect as little change in the tax arrangements among the Members as the Board of Directors shall determine in its discretion to be necessary to provide for allocations of Net Profits and Net Losses and similar items to the Members which it believes will be respected for federal income tax purposes. No such amendment or modification shall give rise to any claim or cause of action by any Member.

(c) Notwithstanding anything herein to the contrary, the Board of Directors may cause the Company to amend this Agreement to add a provision that will allow the Company to qualify under any Treasury Regulation, revenue procedure or other administrative pronouncement promulgated by the United States Treasury Department (including the Internal Revenue Service) (the “Liquidation Value Procedure”) similar to that contained in Internal Revenue Service Notice 2005-43, 2005-24 I.R.B. 1, pursuant to which the Company may elect to determine the value of equity interests in the Company delivered to any Person in connection with services provided by such Person to the Company by reference to the amount the Person would receive if the Company sold all of its assets at their fair market values and liquidated. Such provision may (i) authorize and direct the Company to file any elections required by the Liquidation Value Procedure and (ii) require all Members to comply with the requirements of the Liquidation Value Procedure and will contain such other provisions as the Board of Directors may determine, after consultation with the Company’s tax advisors, may be necessary to comply with the Liquidation Value Procedure. No such amendment or modification shall give rise to any claim or cause of action by any Member.

(d) Notwithstanding anything herein to the contrary, if any rule or regulation is enacted or promulgated (or if the Board of Directors determines that such enactment or promulgation is imminent), or the Internal Revenue Service issues any notice or announcement or other guidance, regarding or relating to Title XI of the Bipartisan Budget Act of 2015, the Board of Directors may cause the Company to amend this Agreement in any manner as the Board of Directors shall determine in good faith after consultation with tax advisors necessary or advisable. No such amendment or modification shall give rise to any claim or cause of action by any Member.

(e) Notwithstanding anything herein to the contrary, Section 7.05 and this Section 13.08 may not be modified, supplemented, amended or terminated and the observance of any term of such section may not be waived with respect to any Director without the written consent of such Director, unless such amendment, termination, or waiver applies to all Directors in the same fashion.

13.09 Third Party Beneficiaries. Notwithstanding anything to the contrary herein, the provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Member or a Director who, in such capacity, is a creditor) or other Person (other than a Member or a Director in his, her or its capacity as a Member or a Director) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. Moreover, notwithstanding anything herein to the contrary (but subject to the following sentence), no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member or Director. Each Indemnitee shall be an express third-party beneficiary of this Agreement with respect to his or her rights as an Indemnitee.

13.10 Entire Agreement. This Agreement, the Investors’ Rights Agreement, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement and any and all Restricted Share Agreements (collectively, the “Governance Documents”) embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter, and the Governance Documents, taken together, shall constitute the limited liability company agreement of the Company for purposes of the Act. The Prior Agreement shall be amended and restated in its entirety as set forth in this Agreement and shall be of no further force or effect. The Members hereby agree that each Member and Director shall be entitled to rely on the provisions of this Agreement, and no Member or Director shall be liable to the Company or any other Member or Director for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

13.11 Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding anything herein to the contrary, each Member (and his, her or its successors and permitted assigns) accepts the provisions of this Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Company.

13.12 Counsel to the Company. Counsel to the Company may also be counsel to a Member with respect to matters related to or unrelated to the Company. The Company has selected Wilmer Cutler Pickering Hale and Dorr LLP (“Company Counsel”) as corporate transaction counsel to the Company. Each Member acknowledges that Company Counsel does not represent any Member in its capacity as a Member in the absence of a clear and explicit written agreement to such effect between the Member and Company Counsel (and then only to the extent specifically set forth in such agreement), and that in the absence of any such agreement, Company Counsel shall owe no duties directly to a Member.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PANDION THERAPEUTICS HOLDCO LLC

By:	/s/ Rahul Kakkar

Name:	Rahul Kakkar

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

AI Pan LLC

By:	Access Industries Management, LLC
Its Manager

By:	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

By:	/s/ Alex Blavatnik
Name: Alex Blavatnik
Title: Executive Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

ORBIMED PRIVATE INVESTMENTS VII, LP

By:	OrbiMed Capital GP VII LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

	By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

ORBIMED GENESIS MASTER FUND, L.P.

By:	OrbiMed Genesis GP LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

	By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

THE BIOTECH GROWTH TRUST PLC

By:	OrbiMed Capital LLC, solely in its capacity as Portfolio Manager

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Healthcare Fund GP, LLC
Its General Partner

By:	/s/ Peter Kolchinsky

Name:	Peter Kolchinsky

Title:	Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street
18th Floor
Boston, MA 02116
Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun

Name:	Abayomi A. Adigun

Title:	Investment Manager, DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall

Name:	Jannine M. Lall

Title:	Head of Finance & Controller, DUMAC, Inc., Authorized Agent
Address: Blackwell Partners LLC – Series A
280 S. Mangum Street
Suite 210
Durham, NC 27701
Attn: Jannine Lall

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

RA CAPITAL NEXUS FUND, L.P.

By: RA Capital Nexus Fund GP, LLC
Its: General Partner

By:	/s/ Peter Kolchinsky
Name: Peter Kolchinsky
Title: Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street
18th Floor
Boston, MA 02116
Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
Name: Aaron Davis
Title: Chief Executive Officer

MVA INVESTORS, LLC

By:	/s/ Aaron Davis
Name: Aaron Davis
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

ROCHE FINANCE LTD

By:	/s/ Carole Nuechterlein
Name: Carole Nuechterlein
Title: Authorized Signatory

By:	/s/ Felix Kobel
Name: Felix Kobel
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

POLARIS PARTNERS VIII, L.P.

By: POLARIS PARTNERS GP VIII, L.L.C.
Its: General Partner

By:	/s/ Lauren Crockett
Name: Lauren Crockett
Title: Attorney-in-fact

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

VERSANT VENTURE CAPITAL VI, L.P.

By: Versant Ventures VI GP, L.P.
By: Versant Ventures VI GP-GP, LLC
Its: General Partner

By:	/s/ Bradley Bolzon
Name: Bradley Bolzon
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

S.R. ONE, LIMITED

a Pennsylvania business trust

By:	/s/ Karen Narolewski Engel
Name: Karen Narolewski Engel
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

BIOINNOVATION CAPITAL I LP,

By BioInnovation Capital I GP LLC, its General Partner

By:	/s/ Peter D. Parker

Name: Peter D. Parker
Title: Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

JDRF T1D FUND LLC

By:	/s/ Katie Ellias

Name:	Katie Ellias

Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

VERSANT VANTAGE I, L.P.

By:	Versant Ventures VI GP, L.P.

By:	Versant Ventures VI GP GP, LLC Its: General Partner

By:	/s/ Bradley Bolzon

Name:	Bradley Bolzon

Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Alan Crane
Alan Crane

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Jo Viney
Jo Viney

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Rahul Kakkar
Rahul Kakkar

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Donald Frail
Donald Frail

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Nancy Stagliano
Nancy Stagliano

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Vikas Goyal
Vikas Goyal

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBERS:

/s/ Edward Freedman
Edward Freedman